EXHIBIT 23.1



                    CONSENT OF INDEPENDENT ACCOUNTANTS



Hughes Supply, Inc.


We consent to the incorporation by reference in the Registration Statement Nos. 2-78323, 33-9082, 33-26468 and 33-33701 on Forms S-8
and in Registration Statement No. 33-70112 on Form S-3 of Hughes Supply, Inc., of our report dated March 17, 1994, on our audits of the consolidated financial statements of Hughes Supply, Inc. and subsidiaries as of January 28, 1994 and January 29, 1993 and for each of the three years in the period ended January 28, 1994, which report is included in this Annual Report on Form 10-K.


/s/ Coopers & Lybrand

Orlando, Florida
April 26, 1994